                                                                      Exhibit 11



                           THE CHROMALINE CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)




                                                                     Nine Months Ended
                                                                     -----------------
                                                       September 30, 2001        September 30, 2000
                                                       -------------------       ------------------
Net earnings (loss) applicable to common shareholders         $  (14,851)               $  320,116
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                          1,271,627                 1,297,678


Dilutive effect of stock options computed using the
   treasury stock method and the average market price                  0                     6,263

Weighted average shares outstanding for diluted
   earnings per share                                          1,271,627                 1,303,941

Basic earnings (loss) per share                                 $  (0.06)                   $ 0.25

Diluted earnings (loss) per share                               $  (0.06)                   $ 0.25